News Release

Milacron Names Ross Anderson Head of NA Machinery;
John Francy New CFO;
Bob McKee to Lead Mold Technologies

CINCINNATI, OHIO, December 11, 2008...Milacron Inc. (MZIA.PK), a leading global supplier of plastics-processing technologies and industrial fluids, today announced appointments to its senior management team. Ross A. Anderson has been named president – machinery technologies North America, the company’s largest operating segment, replacing David J. Bertke, a 35-year Milacron veteran who is retiring at year-end. The company named current treasurer John C. Francy vice president – finance and chief financial officer, filling Anderson’s previous position. Robert C. McKee, currently president of global industrial fluids, will also head up the company’s global mold technologies segment, previously led by Dave Lawrence, who became Milacron’s president and CEO last week. In addition, controller Danny L. Gamez was named a vice president with additional responsibilities.

“I’ve worked closely with these leaders over the past several years and have great confidence in each of their abilities,” Dave Lawrence said. “I would also like to acknowledge Dave Bertke for the dedication and leadership he has shown in his long career of outstanding service to Milacron.”

Ross Anderson, 51, will be in charge of Milacron’s largest segment, with annual sales in excess of $350 million, which includes machinery built in the United States, India and China for injection molding, blow molding and extrusion, as well as related service and parts businesses. He joined Milacron in 1989 and has held a number of positions of increasing responsibility, most recently as chief financial officer and, prior to that, controller as well as vice president of injection molding machinery – North America. He holds a BA summa cum laude from Hillsdale College in Michigan and an MBA from Xavier University in Cincinnati.

Bob McKee, 57, now heads two of Milacron’s four operating segments: industrial fluids and mold technologies, which combined have annual sales of more than $250 million. He has been with Milacron since 1977 and has held numerous managerial positions, primarily in the company’s metalworking consumable products area. He holds a BS in chemical engineering from Ohio State University and an MBA from Xavier University.

John Francy, 44, has served as treasurer for the past eight years and will retain that role in addition to his new position as chief financial officer. He joined Milacron in 1988 as a staff accountant and has served as director of U.S. treasury operations, controller for multiple operations, and manager of one of the company’s international marketing groups. A certified management accountant, he holds a BS in industrial management from the University of Akron and an MBA from Miami University, Ohio.

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Danny Gamez, 46, now vice president and controller with expanded responsibilities, joined the company in 2005. Prior to that, he was chief financial officer of a European subsidiary of SPX Corp. A U.S. Air Force veteran, he holds a BA degree in accounting from the University of Akron and is a certified public accountant and a certified management accountant.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call Milacron’s toll-free investor line: (800) 909-6452.

Photos of Dave Lawrence, Ross Anderson, John Francy, Bob McKee and Danny Gamez are available at: ftp://ftp.milacron.com/Photo/Officers.

Contact: Al Beaupré (513) 536-3572 albert.beaupre@milacron.com

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